Exhibit 99.1
INTEL REPORTS FIRST QUARTER REVENUE OF $6.7 BILLION
First Quarter Earnings Excluding Acquisition-Related Costs* $0.16 Per Share
First Quarter Earnings Per Share $0.07

SANTA CLARA, Calif., April 17, 2001 -- Intel Corporation today announced first quarter revenue of $6.7 billion, down 16 percent from the first quarter of 2000 and down 23 percent sequentially.
For the first quarter, net income, excluding acquisition-related costs, was $1.1 billion, down 64 percent from the first quarter of 2000 and down 58 percent sequentially. First quarter

*Acquisition-related costs consist of one-time write-offs of purchased in-process research and development and goodwill, and the ongoing amortization of goodwill and other acquisition-related intangibles and costs. Intangibles include, for example, the value of the acquired companies' developed technology, trademarks and workforce-in-place. Earnings excluding acquisition-related costs differ from earnings presented according to generally accepted accounting principles because they exclude these costs.

earnings, excluding acquisition-related costs, were $0.16 per share, a decrease of 63 percent from $0.43 in the first quarter of 2000 and down 58 percent sequentially. Last year's first quarter earnings per share includes a reversal of previously accrued taxes that reduced that quarter's tax provision by $600 million, and improved first quarter 2000 results by $0.09 per share. The reversal was related to the company's previous announcement that the Internal Revenue Service had closed its examination of the its tax returns up to and including 1998.

     Including acquisition-related costs, in accordance with generally accepted accounting principles, first quarter net income was $485 million, down 82 percent from first quarter of 2000 and down 78 percent sequentially. Earnings per share were $0.07, down 82 percent from $0.39 in the first quarter of 2000 and down 78 percent sequentially.

     Acquisition-related costs in the first quarter consisted of $75 million in one-time charges for purchased in-process research and development and $585 million of amortization and write-offs of goodwill and other acquisition-related intangibles and costs.

     "Our microprocessor business appears to have stabilized and we expect to see normal seasonal patterns going forward from our current business level," said Craig R. Barrett, president and chief executive officer. "In our communications businesses, we are experiencing continued softness. Looking beyond the current environment, we believe our aggressive investment in new manufacturing technologies and the development of cost-competitive, leading-edge products is the winning strategy."

     During the quarter, the company announced and completed the acquisitions of Xircom Inc. and ICP Vortex Computersysteme GmbH, and announced the acquisition of VxTel Inc. Background on acquisitions can be found in the first quarter highlights section of this release.

     During the quarter, the company paid its quarterly cash dividend of $0.02 per share. The dividend was paid on March 1, 2001, to stockholders of record on Feb. 7, 2001. Intel has paid a regular quarterly cash dividend for more than eight years.

     During the quarter, the company repurchased a total of 29.4 million shares of common stock, at a cost of $1.0 billion, under an ongoing program. Since the program began in 1990, the company has repurchased 1.4 billion shares at a total cost of $23.2 billion.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after March 31, 2001.

Beginning this quarter, Intel will have a mid-quarter Business Update to the Outlook provided below. This quarter's Business Update is scheduled for June 7.

Continuing uncertainty in global economic conditions make it particularly difficult to predict product demand and other related matters.

** Revenue in the second quarter of 2001 is expected to be between $6.2 billion and $6.8 billion.

** Gross margin percentage in the second quarter of 2001 is expected to be 49 percent, plus or minus a couple of points, down from 51.7 percent in the first quarter. Intel's gross margin expectation for the full-year 2001 is 50 percent, plus or minus a few points. Gross margin percentage varies primarily with revenue levels, product mix, product pricing, changes in unit costs and timing of factory ramps and associated costs.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the second quarter of 2001 are expected to be between $2.2 billion and $2.3 billion. Expenses may vary from this expectation depending, in part, on revenue and profits.

** R&D spending, excluding in-process R&D, is expected to be approximately $4.2 billion in 2001.

** Capital spending for 2001 is expected to be approximately $7.5 billion. The company will use its financial strength to invest in key areas such as 0.13-micron process technology, which will enable the company to cost-effectively produce leading-edge microprocessors beginning later this year, and 300 mm process technology, which is expected to lead to approximately 30 percent microprocessor die cost-per-unit reductions in 2002 and beyond.

** Gains from equity investments and interest and other for the second quarter of 2001 are expected to be approximately $115 million. This expectation assumes no net gains from the sale of equity investments and will vary depending on equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, determination of impairment reserves, interest rates, cash balances, mark-to-market of derivative instruments, and assuming no unanticipated items.

** The tax rate for 2001 is expected to be approximately 29.8 percent, excluding the impact of acquisition-related costs, lower than the previous expectation of 30.3 percent.
** Depreciation is expected to be approximately $1.0 billion in the second quarter and $4.1 billion for the full year 2001.
** Amortization of goodwill and other acquisition-related intangibles and costs is expected to be approximately $520 million in the second quarter and $2.1 billion for the full year 2001.

The statements by Craig R. Barrett and the above statements contained in this Outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results to differ materially include the following: business and economic conditions and growth in the computing and communications industries in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp;

excess manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; impact of events outside the United States such as the business impact of fluctuating currency rates or unrest or political instability in a locale, such as unrest in Israel; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K for the year ended Dec. 30, 2000 (Part I, Item 2, Outlook section).

Status of Business Outlook and scheduled Business Update:

Intel expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Intel may reiterate the Outlook published in this press release. At the same time, Intel will keep this press release and Outlook publicly available on its Web site (www.intc.com). Prior to the Business Update and related Quiet Periods (described below), the public can continue to rely on the Outlook on the Web site as being Intel's current expectations on matters covered, unless Intel publishes a notice stating otherwise.

     Intel intends to publish a Business Update press release on June 7, 2001, and hold a related analysts' conference call (available for listening by webcast). From June 2, 2001, until publication of the Business Update, Intel will observe a "Quiet Period." During the Quiet Period, the Outlook, as provided in this press release and the company's filings with the SEC on Forms 10-K and 10-Q, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Intel representatives will not comment concerning the Outlook or Intel's financial results or expectations.

     A Quiet Period, operating in similar fashion with regard to the Business Update and the company's SEC filings, will begin June 16, 2001, and will extend until the day when Intel's next quarterly Earnings Release is published, presently scheduled for July 17, 2001.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)
Three Months Ended
Mar. 31 2001	Apr. 1 2000
NET REVENUE	$6,677	$7,993
Cost of sales	3,225	2,989
Research and development	995	951
Marketing, general and administrative	1,155	1,124
Amortization of goodwill and other acquisition-related intangibles and costs	585	313
Purchased in-process research and development	75	62
Operating costs and expenses	6,035	5,439
OPERATING INCOME	642	2,554
Gains on equity investments	-	449
Interest and other	264	191
INCOME BEFORE TAXES	906	3,194
Income taxes	421	498
NET INCOME	$485	$2,696
BASIC EARNINGS PER SHARE	$0.07	$0.40
DILUTED EARNINGS PER SHARE	$0.07	$0.39
COMMON SHARES OUTSTANDING	6,721	6,683
COMMON SHARES ASSUMING DILUTION	6,899	6,995

Note: Certain prior period amounts have been reclassified to conform with the current presentation.

PRO FORMA INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS

The following pro forma supplemental information excludes the effect of acquisition-related costs. This pro forma information is not prepared in accordance with generally accepted accounting principles.
Three Months Ended
Mar. 31 2001	Apr. 1 2000
Pro forma operating costs and expenses	$5,375	$5,064
Pro forma operating income	$1,302	$2,929
Net income excluding acquisition-related costs	$1,099	$3,038
Basic earnings per share excluding acquisition-related costs	$0.16	$0.45
Diluted earnings per share excluding acquisition-related costs	$0.16	$0.43

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

March 31,	Dec. 30,
2001	2000

CURRENT ASSETS
Cash and short-term investment	$10,058	$13,473
Trading assets	1,545	350
Accounts receivable	3,432	4,129
Inventories:
Raw materials	406	384
Work in process	1,367	1,057
Finished goods	879	800
	2,652	2,241
Deferred tax assets and other	1,052	957
Total current assets	18,739	21,150
Property, plant and equipment, net	16,774	15,013
Marketable strategic equity securities	1,159	1,915
Other long-term investments	1,141	1,797
Goodwill and other acquisition-related intangibles	6,071	5,941
Other assets	2,365	2,129
TOTAL ASSETS	$46,249	$47,945

CURRENT LIABILITIES
Short-term debt	$479	$378
Accounts payable and accrued liabilities	5,398	6,305
Deferred income on shipments to distributors	648	674
Income taxes payable	862	1,293
Total current liabilities	7,387	8,650
LONG-TERM DEBT	704	707
DEFERRED TAX LIABILITIES	1,240	1,266

STOCKHOLDERS' EQUITY
Common stock and capital in excess of par value	8,712	8,486
Other stockholders' equity	28,206	28,836
Total stockholders' equity	36,918	37,322
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$46,249	$47,945